Glenayre Logo                                          Corporate Headquarters
                                                       5935 Carnegie Boulevard
                                                       Charlotte, NC 28209 USA
                                                       tel  704 553 0038

                                                       EXHIBIT 10.1
April 18, 1999



Confidential


Mr. Ramon D. Ardizzone
Glenayre Electronics, Inc.
5935 Carnegie Boulevard
Charlotte, NC  28209


Dear Ray,

At the request of the Board of Directors of Glenayre Technologies, Inc. ("Glenayre"), you have been serving as interim President and Chief Executive Officer of Glenayre, in addition to your duties as Chairman of the Board of Glenayre, until such time as a new President and Chief Executive Officer can be hired and begin his employment.

The Board of Directors believes that, in view of the substantial amount of time and effort that these additional duties require, your compensation should be appropriately adjusted. Accordingly, on behalf of the Board of Directors, I offer you the following:

       1. Beginning April 18, 1999, you will be paid a fee of $20,000 per month to serve as interim President and Chief Executive Officer of Glenayre, not to exceed six (6) months.

      2. You will also be paid a bonus equal to $5,000 per month from April 18, 1999 to the termination of your services as interim President and Chief Executive Officer of Glenayre, provided that at least on of the following transactions closes during the period: (i) the sale of Western Multiplex Corporation,
             (ii) a merger of Glenayre with, or acquisition of Glenayre or
             (iii) the sale of the Integrated Network Group. This bonus will be paid in one lump sum upon the termination of your services.



Communication Innovations. TM

Glenayre Logo

Mr. Ramon Ardizzone
April 18, 1999
Page 2


   3. A recommendation will be made to the Plan Administration Committee of the Board of Directors of Glenayre that you be awarded options to purchase 50,000 shares of Glenayre common stock at an exercise price equal to the closing sale price as of the date of such approval by the Plan Administration Committee and on such other terms and conditions as the Plan Administration Committee shall approve.

The terms set forth in this letter are in addition to, and shall not affect in any way, the terms and conditions set forth in the letter agreement dated February 15, 1999 between Glenayre and you in regard to certain compensation matters.

If the foregoing terms are acceptable to you, please sign in the space provided below.




                                    GLENAYRE TECHNOLOGIES, INC.

                                    By:    /s/ Stanley Ciepcielinski
                                          --------------------------
                                    Name Stanley Ciepcielinski
                                         ---------------------
                                    Title:  C.O.O.
                                            ------
Accepted and Agreed To:

/s/ Ramon D. Ardizzone
----------------------
Ramon D.  Ardizzone






Communication Innovations. TM